                                                                                  Exhibit 12.1


                                                            ANADIGICS, INC.
                                           CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, 1998, 1999, 2000 AND 2001
                                                     (in thousands, except ratios)

                                               Year Ended December 31
                                            -------- -------- -------- ------- ---------- ------------

                                               1996     1997     1998     1999      2000        2001
                                            -------- -------- -------- ------- ---------- ------------
                                            -------- -------- -------- ------- ---------- ------------
Fixed Charges:
Interest and amortization of debt           $   371  $  155     $ 79    $  369  $    300     $    626
issuance costs
Portion of rental expense representing          603     547    1,049     1,177     1,277        1,320
interest
Total fixed charges                             974     702    1,128     1,546     1,577        1,946

Earnings:
Earnings (loss) before income taxes          11,103  20,768   (16,733)   3,398    28,596      (82,782)
Total earnings plus fixed charges            12,077  21,470   (15,605)   4,944    30,173      (80,836)

Ratio of earnings to fixed charges(1)         12.4x   30.6x               3.2x     19.1x         --
                                             ======  ======    =======   ======   ======       =======

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(1) For purposes of computing the ratio of earnings to fixed  charges,  earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rent expense that we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $15.6 million for the year ended December 31, 1998 and $80.8 million for the year ended December 31, 2001.